Exhibit 10.4

Execution Version

SECOND AMENDED AND RESTATED

REFINED PRODUCT PIPELINES AND TERMINALS AGREEMENT

between

HOLLYFRONTIER REFINING AND MARKETING LLC

and

HOLLY ENERGY PARTNERS-OPERATING, L.P.

Dated: February 22, 2016

SECOND AMENDED AND RESTATED

REFINED PRODUCT PIPELINES AND TERMINALS AGREEMENT

This Second Amended and Restated Refined Product Pipelines and Terminals Agreement (this “Agreement”) is dated as of February 22, 2016, to be effective as of the Effective Time (as defined below) by and between HOLLYFRONTIER REFINING & MARKETING LLC (“HFRM”) and HOLLY ENERGY PARTNERS-OPERATING, L.P. (“HEP Operating”). Each of HFRM and HEP Operating are separately referred to herein as a “Party” and collectively referred to herein as the “Parties.”

RECITALS:

A. In connection with that certain Amended and Restated Refined Products Pipelines and Terminals Agreement dated as of February 1, 2009 (the “Restated Pipelines and Terminals Agreement”) between HFRM (as successor in interest to Navajo Refining Company, L.L.C. and Holly Refining & Marketing Company – Woods Cross) and HEP Operating (directly and as successor in interest to HEP Pipeline Assets, Limited Partnership, HEP Pipeline, L.L.C., HEP Refining Assets, L.P., HEP Refining, L.L.C., HEP Mountain Home, L.L.C. and HEP Woods Cross, L.L.C.), HEP Operating agreed to provide certain transportation and terminalling services to HFRM.

B. Effective as of September 30, 2013 the Parties entered into a certain First Amendment to the Restated Pipelines and Terminals Agreement (the “First Amendment”) adjusting the list of Refined Products Terminals that are subject to the Restated Pipelines and Terminals Agreement.

C. The Parties now desire to further amend and restate the Restated Pipelines and Terminals Agreement and First Amendment in their entirety to add transportation services to be provided by HEP Operating with respect to an extension of an existing 12” pipeline and an existing 6” pipeline to the Magellan El Paso Terminal in El, Paso Texas, and to make certain other changes.

NOW, THEREFORE, the Parties to this Agreement hereby amend and restate the Restated Pipelines and Terminals Agreement and First Amendment in their entirety as follows:

Section 1.	Definitions.

Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. Notwithstanding the foregoing, for purposes of this Agreement, HFRM, on the one hand, and HEP Operating, on the other hand, shall not be considered affiliates of each other.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“bpd” means barrels per day.

“Contract Quarter” means a three-month period that commences on July 1, October 1, January 1, or April 1, and ends on September 30, December 31, March 31 or June 30, respectively, except that the initial Contract Quarter commenced on July 13, 2004.

“Contract Year” means a year that commences on July 1 and ends on the last day of June, except that the initial Contract Year commenced on July 13, 2004.

“Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Damages” has the meaning set forth in Section 11(a).

“Deficiency Notice” has the meaning set forth in Section 9(a).

“Deficiency Payment” has the meaning set forth in Section 9(a).

“DRA” means drag reducing agents.

“El Paso Hawkins Terminal” means the refined products terminal located in El Paso, Texas being acquired by HFRM or its Affiliate from HEP Operating as of the Effective Time.

“El Paso System Expansion” has the meaning set forth in Exhibit E.

“First Amendment” has the meaning set forth in the recitals.

“Force Majeure” has the meaning set forth in the Omnibus Agreement.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“HEP Operating” has the meaning set forth in the preamble.

“HEP Operating Obligations” has the meaning set forth in Section 14(a).

“HEP Operating Payment Obligations” has the meaning set forth in Section 14(a).

“HEP Operating Performance Obligations” has the meaning set forth in Section 14(a).

“HFRM” has the meaning set forth in the preamble.

“HFRM Payment Obligations” has the meaning set forth in Section 13(a).

“HollyFrontier” means HollyFrontier Corporation, a Delaware corporation.

“HollyFrontier Navajo Refining” means HollyFrontier Navajo Refining LLC, a Delaware limited liability company.

“HollyFrontier Woods Cross Refining” means HollyFrontier Woods Cross Refining LLC, a Delaware limited liability company.

“Magellan El Paso Terminal” means that certain Refined Products Terminal in El Paso, Texas operated by Magellan Pipeline Company, L.P., a Delaware limited partnership, or its Affiliates.

“Minimum Revenue Commitment” has the meaning set forth in Section 2(a)(i).

“Monthly Average Base Volume” means an average daily volume of 14,500 barrels per day.

“Navajo Refinery” means the refining facilities owned by HollyFrontier Navajo Refining in Artesia and Lovington, New Mexico.

“Omnibus Agreement” means the Fourteenth Amended and Restated Omnibus Agreement, dated as of the date hereof, among HollyFrontier, the Partnership, and certain of their respective subsidiaries, as amended from time-to-time.

“Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.

“Party” and “Parties” have the meanings set forth in the preamble.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“PPI” has the meaning set forth in Section 2(a)(ii).

“Prime Rate” means the prime rate per annum announced by Union Bank, N.A., or if Union Bank, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.

“Refined Products” means gasolines, diesel fuel, jet fuel, kerosene, heating oil, distillates, transmix, liquefied petroleum gas, natural gas liquids and blend stocks.

“Refined Product Pipelines” means the pipelines described on Exhibit A attached hereto, as such Exhibit may be amended or revised from time-to-time by mutual agreement of HFRM and HEP Operating.

“Refined Product Terminals” means the terminals described on Exhibit B attached hereto, as such Exhibit may be amended or revised from time-to-time by mutual agreement of HFRM and HEP Operating.

“Refinery” means, each of the Navajo Refinery and the Woods Cross Refinery; collectively, the “Refineries.”

“Refinery Owner” means HollyFrontier Navajo Refining or HollyFrontier Woods Cross Refining.

“Refund” has the meaning set forth in Section 9(c).

“Restated Pipelines and Terminals Agreement” has the meaning set forth in the recitals.

“South System” means the two pipeline systems operated by HEP Operating or its Affiliates extending from Artesia, New Mexico to El Paso, Texas, as such systems are described on Exhibit A. The two systems are designated as the El Paso 6” Pipeline and the El Paso 8/12” Pipeline. The El Paso 6” Pipeline consists of 156 miles of 6-inch pipeline originating at the Navajo Refinery and terminating at the El Paso Hawkins Terminal and, upon completion of the El Paso System Expansion, will include an additional approximately 200 feet of a lateral 6” Refined Products pipeline to the Magellan El Paso Terminal. The El Paso 6” Pipeline includes the Artesia, Gissler and No. 1 pump stations. The El Paso 8/12” Pipeline consists of 197 miles of 12-inch pipeline and 17 miles of 8-inch pipeline originating at the Artesia Refinery and terminating at the El Paso Hawkins Terminal and, upon completion of the El Paso System Expansion, will include an additional approximately 7 miles of a lateral 12” Refined Products pipeline to the Magellan El Paso Terminal. The El Paso 8/12” Pipeline system includes pump stations at Artesia, Orla and Hueco.

“Term” has the meaning set forth in Section 6.

“Woods Cross Refinery” means the refinery owned by HollyFrontier Woods Cross Refining in Woods Cross, Utah.

Section 2.	Agreement to Use Services Relating to Pipelines and Terminals.

The Parties intend to be strictly bound by the terms set forth in this Agreement, which set forth the Minimum Revenue Commitment on the part of HFRM and requires HEP Operating to provide certain transportation and terminalling services to HFRM. The principal objective of HEP Operating is for HFRM to meet or exceed the Minimum Revenue Commitment. The principal objective of HFRM is for HEP Operating to provide services to HFRM in a manner that enables HFRM to operate its assets in a manner at least as favorably as the historical course of dealing between the Parties.

(a) Minimum Revenue Commitment. During the Term and subject to the terms and conditions of this Agreement, HFRM agrees as follows:

(i) Subject to Section 3, HFRM will transport on the Refined Product Pipelines and terminal in the Refined Product Terminals an amount of Refined Products in the aggregate that will produce revenue to HEP Operating in an amount at least equal to $11.706 million per Contract Quarter as of February 22, 2016, as such amount may be revised pursuant to Section 2(a)(ii) and Schedule I attached hereto (the “Minimum Revenue Commitment”).

(ii) The Minimum Revenue Commitment shall be adjusted on the first day of each Contract Year by an amount equal to the upper change in the annual change rounded to four decimal places of the Producers Price Index-Commodities-Finished Goods, (PPI), et al. (“PPI”), produced by the U.S. Department of Labor, Bureaus of Labor Statistics. The series ID is WPUSOP3000 as of June 1, 2011 – located at http://www.bls.gov/data/. The change factor shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1). An example for year 2009 change is: [PPI (2008) – PPI (2007)] / PPI (2007) or (177.1 – 166.6) / 166.6 or .063 or 6.3%. If the PPI index change is negative in a given year then the annual change will be deemed to be “zero.” If the above index is no longer published, the Parties shall negotiate in good faith to agree on a new index that gives comparable protection against inflation, and the same method of adjustment for increases in the new index shall be used to calculate increases in the Minimum Revenue Commitment. If the Parties are unable to agree, a new index will be determined in accordance with the dispute resolution provisions of the Omnibus Agreement, and the same method of adjustment for increases in the new index shall be used to calculate increases in the Minimum Revenue Commitment. To evidence the Parties’ agreement to each adjusted Minimum Revenue the Parties may, but shall not be required to, execute an amended, modified, revised or updated Schedule I and attach it to this Agreement. If so executed, such amended, modified, revised or updated Schedule I shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule I in its entirety, except as specified therein.

(iii) If HFRM is unable for a period of time to transport on the Refined Product Pipelines or terminal in the Refined Product Terminals the volumes of Refined Products required to meet the Minimum Revenue Commitment as a result of HEP Operating’s operational difficulties, prorationing or difficulties with pipeline connections, then upon written notice by HFRM to HEP Operating (which notice shall be given reasonably promptly after the occurrence of such difficulties or prorationing), the Minimum Revenue Commitment will be reduced for such period of time by an amount equal to: (1) the volume of Refined Products that HFRM was unable to transport on the Refined Product Pipelines or terminal in the Refined Product Terminals as a result of HEP Operating’s operational difficulties, prorationing or difficulties with pipeline connections, multiplied by (2) the applicable tariffs and terminal service fees. This Section 2(a)(iii) shall not apply in the event HEP Operating gives notice of a Force Majeure event in accordance with Section 3(b), in which case HFRM’s Minimum Revenue Commitment shall be suspended in accordance with and as provided in Section 3(b).

(b) Tariffs and Terminal Service Fees. The service fees that HFRM shall pay to HEP Operating for terminalling the Refined Products in the Refined Product Terminals under this Section 2 are set forth on the fee schedule attached hereto as Exhibit C, as such exhibit may be amended from time-to-time in accordance with this Agreement. The tariff rates, rules and regulations applicable to interstate and intrastate service on the Refined Product Pipelines shall be as set forth in the tariffs referred to in Exhibit D, as such exhibit may be amended from time-to-time in accordance with this Agreement. The tariff rates shall be adjusted on the first day of each Contract Year by an amount equal to the percentage change, if any, rounded to four decimal places of the PPI calculated in accordance with the method set forth in Section 2(a)(ii); provided, however, that if the PPI index change is negative in a given year, then the tariff rates shall be decreased by an amount equal to such percentage change. If the PPI is no longer published, the Parties shall negotiate in good faith to agree on a new index that gives comparable protection against inflation or deflation, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the tariff rates. If the Parties are unable to agree, a new index will be determined by in accordance with the dispute resolution provisions of the Omnibus Agreement, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the tariff rates. Notwithstanding that the Minimum Revenue Commitment will be determined on a Contract Year basis, the applicable fees, tariff rates and other charges provided for in this Agreement will become effective as of the date of this Agreement, or in the case of the Refined Product Pipeline tariff rates, as soon thereafter as those rates become effective. To evidence the Parties’ agreement to each adjusted tariff rate, the Parties may, but shall not be obligated to, execute an amended, modified, revised or updated Exhibit D and attach it to this Agreement. If executed, such amended, modified, revised or updated Exhibit D shall be sequentially numbered (e.g. Exhibit D-1, Exhibit D-2, etc.), dated and appended as an additional exhibit to this Agreement and shall replace the prior version of Exhibit D in its entirety, except as specified therein.

(c) Obligations of HEP Operating. During the Term and subject to the terms and conditions of this Agreement, including Section 12(b), HEP Operating agrees to own or lease, operate and maintain the assets necessary to accept the deliveries from HFRM and to provide the services required under this Agreement. Notwithstanding the preceding sentence, subject to Section 12(b) of this Agreement and Article V of the Omnibus Agreement, HEP Operating is free to sell any of its assets, including assets that provide services under this Agreement, and is free to merge with another entity (whether or not HEP Operating is the surviving entity in such merger) and is free to sell all of its assets or all of its equity to another entity at any time. At the request of HFRM, and subject in each case to any applicable common carrier proration duties, HEP Operating agrees to use commercially reasonable efforts to transport by pipeline for HFRM each month during the Term (i) up to 49,500 bpd of gasoline and 26,500 bpd of diesel fuel on the South System and (ii) up to 40,000 bpd of Refined Products from Artesia to Moriarty or Artesia to Bloomfield on HEP Operating’s Artesia to Moriarty and Artesia to Bloomfield Refined Product Pipeline. HEP Operating agrees to provide terminalling services for HFRM’s volumes of Refined Products transported to the Refined Product Terminals. To the extent that HFRM is entitled to an exception under Section 3 to its obligations under Section 2(a), the corresponding obligations of HEP Operating under this Section 2(c) will be proportionately reduced.

(d) Facility Expansions and Modifications. From time-to-time the Parties may agree to expand or modify certain facilities covered by this Agreement, including refined product pipelines, refined product terminals and other facilities. In connection with the expansion or modification of such facilities, the Parties may agree to certain reimbursements, increased tariff rates or other payments or may otherwise revise the terms of this Agreement to address such projects. Attached to this Agreement as Exhibit E is a list of current expansion or modification projects agreed to by the Parties hereto and the terms of such projects. Exhibit E may be amended, modified, revised or updated from time-to-time in accordance with the terms of this Section 2(d) to evidence the Parties’ agreement to new expansion or modification projects; the completion, termination or revision of previously agreed to expansion or modification projects; or the modification of the terms of this Agreement in connection with the addition, completion, termination or revision of such expansion or modification projects. To evidence the Parties’ agreement to each new expansion or modification project or the completion, termination or revision of previously agreed to expansion or modification project or the modification of the terms of this Agreement in connection with the addition, completion, termination or revision of such expansion or modification projects, the Parties may, but shall not be obligated to, execute an amended, modified, revised or updated Exhibit E and attach it to this Agreement. If executed, such amended, modified, revised or updated Exhibit E shall be sequentially numbered (e.g. Exhibit E-1, Exhibit E-2, etc.), dated and appended as an additional exhibit to this Agreement and shall replace the prior version of Exhibit E in its entirety, except as specified therein.

(e) Ancillary Services. HEP Operating will provide ancillary services as have been provided historically, such as truck rack blending, tank sampling and tank-to-tank transfers, to HFRM. Except as set forth on Schedule II attached hereto, as it may be amended from time-to-time in accordance with this Agreement, the fees for such ancillary services are included in the fees established under this Agreement for services provided under Section 2(b). All fuel additives, dyes, de-icers and other additives requested to be added to HFRM’s Refined Products will be provided by HFRM at no cost to HEP Operating. If any ancillary services other than those set forth in this Section 2(e) are requested by HFRM that are different in kind, scope or frequency from the ancillary services that have been historically provided, then the Parties shall negotiate in good faith to determine the appropriate rates to be charged for such services. HFRM shall be responsible for maintaining the integrity of its operations and the quality of its products so as to not cause additional operating costs related to ancillary services to be incurred by HEP Operating.

(f) Pipeline Direction. Without HFRM’s prior written consent, which shall not be unreasonably withheld or delayed, HEP Operating will not reverse the direction of any Refined Product

Pipeline or, except as provided in Section 2(d) or Exhibit E, connect any other pipeline to the Refined Product Pipelines or Refined Product Terminals; provided, however, that HEP Operating may take any necessary emergency action to prevent or remedy a release of Refined Products from a Refined Product Pipeline or Refined Product Terminal without obtaining the consent required by this Section 2(f).

(g) Product Gains and Losses.

(i) Prior to October 1, 2007, with respect to the Refined Product Terminals, (1) HEP Operating will be responsible for all product losses, determined on a quarterly basis and on a terminal by terminal basis, that are greater than 0.25% of the product terminalled in accordance with this Section 2 and (2) all product losses with respect to the Refined Product Terminals will be offset by product gains with respect to the Refined Product Terminals, if any, as determined on a quarterly basis and on a terminal by terminal basis. Product gains at the Refined Product Terminals, after any offsetting losses, will be the property of HEP Operating through September 30, 2007; and

(ii) Beginning with the 12 month period starting on October 1, 2007, with respect to the Refined Product Terminals, (1) HEP Operating will be responsible for all product losses, determined on an annual basis and on a terminal by terminal basis, for the 12 month period beginning on October 1 of each year, that are greater than 0.25% of the product terminalled in accordance with this Section 2 and (2) on a terminal by terminal basis, the amount of any product losses for any such 12 month period ending on the subsequent September 30 for which HEP Operating would otherwise be responsible shall be offset by the amount of any product gains for the same 12 month period and, beginning with the 12 month period starting on October 1, 2008, shall also be offset by any previously unused product gains for, and only for, the immediately preceding 12 month period. An amount of product gain shall be applied no more than once to reduce product losses for which HEP Operating would otherwise be responsible. Beginning on October 1, 2007, any product gains at the Refined Product Terminals, after any offsetting losses applied in accordance with this subsection, will be the property of HFRM.

(h) Taxes. HFRM will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on the Refined Products delivered by HFRM for transportation or storage by HEP Operating in the Refined Product Pipelines and Refined Product Terminals, including, but not limited to, any New Mexico gross receipts taxes, if applicable. HFRM will reimburse HEP Operating for the New Mexico gross receipts tax, if applicable, but not income tax, levied on or with respect to the transportation services provided by HEP Operating to HFRM under this Agreement. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any Applicable Law or authority now in effect or hereafter to become effective which are payable by the any other Party pursuant to this Section 2(h) the proper Party shall promptly reimburse the other Party therefor.

(i) Timing of Payments. HFRM will make payments to HEP Operating by electronic payment with immediately available funds on a monthly basis during the Term with respect to services rendered or reimbursable costs and expenses incurred by HEP Operating under this Agreement in the prior month. Payments not received by HEP Operating on or prior to the applicable payment date will accrue interest at the Prime Rate from the applicable payment date until paid.

(j) Notification of Utilization. When requested by HEP Operating, HFRM will provide to HEP Operating written notification of HFRM’s reasonable good faith estimate of its anticipated future utilization of the assets of HEP Operating.

(k) Scheduling of Product Movements. HEP Operating will use its reasonable commercial efforts to schedule Refined Product movements and accept deliveries of Refined Products hereunder in a manner that is consistent with the historical dealings between the Parties, as such dealings may change from time to time.

(l) Monthly Surcharge. If new Applicable Laws are enacted that require HEP Operating to make substantial and unanticipated capital expenditures with respect to the Refined Product Terminals, HEP Operating may impose a monthly surcharge to cover HFRM’s pro rata share of HEP Operating’s cost of complying with these Applicable Laws. The Parties shall use their reasonable commercial efforts to comply with these Applicable Laws and shall negotiate in good faith to mitigate the impact of these Applicable Laws and to determine the level of the monthly surcharge. If the Parties are unable to agree on the level of the monthly surcharge, such surcharge will be determined in accordance with the dispute resolution provisions of the Omnibus Agreement. Exhibit D or any other applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any monthly surcharge agreed to in accordance with this Section 2(l).

(m) Increases in Pipeline Tariff Rates. If new Applicable Laws are enacted that require HEP Operating to make substantial and unanticipated capital expenditures with respect to the Refined Product Pipelines, HEP Operating may file new tariff rates in order to recover HEP Operating’s cost of complying with these Applicable Laws (including a reasonable return). The Parties shall use their reasonable commercial efforts to comply with these Applicable Laws, and shall negotiate in good faith to mitigate the impact of these Applicable Laws and to determine the amount of the new tariff rates. If the Parties are unable to agree on the amount of the new tariff rates that HEP Operating will file, such tariff rates will be determined in accordance with the dispute resolution provisions of the Omnibus Agreement. Exhibit D or any other applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any changes in tariff rates agreed to in accordance with this Section 2(m).

(n) Terminal Access Agreement. HFRM agrees to use its commercially reasonable efforts to enter into a terminal access agreement with any third party that uses the Refined Product Terminal located in Tucson, Arizona, or any other terminal owned by HEP Operating or its Affiliates where HFRM is the sole customer.

Section 3.	Exceptions to HFRM’s Obligations.

(a) Shut Down or Reconfiguration of Refineries. HFRM must deliver to HEP Operating at least twelve months advance written notice of any planned shut down or reconfiguration (excluding planned maintenance turnarounds) of any Refinery or any portion of a Refinery that would reduce such Refinery’s output. HFRM will use its commercially reasonable efforts to mitigate any reduction in the Minimum Revenue Commitment that would result from such a shut down or reconfiguration. If a Refinery Owner shuts down or reconfigures any Refinery or any portion of a Refinery (excluding planned maintenance turnarounds) and HFRM reasonably believes in good faith that such shut down or reconfiguration will jeopardize its ability to satisfy the Minimum Revenue Commitment, then HFRM will utilize the Refined Product Pipelines for 100% of the available production from the Refineries to the extent necessary and available to satisfy the Minimum Revenue Commitment. In the event that such production is insufficient to satisfy the Minimum Revenue Commitment, then within 90 days of the delivery of the written notice of the planned shut down or reconfiguration, HFRM shall (i) propose a new Minimum Revenue Commitment, such that the ratio of the new Minimum Revenue Commitment under this Agreement over the anticipated production level following the shut down or reconfiguration will be approximately equal to the ratio of the original Minimum Revenue Commitment under this Agreement over the original production level and (ii) propose the date on which the new Minimum Revenue Commitment shall take effect. Unless objected to by HEP Operating within 60 days of receipt by HEP Operating of such proposal, such new Minimum Revenue Commitment shall become effective as of the date proposed by HFRM. To the extent that HEP Operating does not agree with HFRM’s proposal, any changes in HFRM’s obligations under this Agreement, or the date on which such changes will take effect, will be determined in accordance with the dispute resolution provisions of the Omnibus Agreement. Schedule I or any other applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any change in HFRM’s Minimum Revenue Commitment agreed to in accordance with this Section 3(a).

(b) Force Majeure. The rights and obligations of the Parties upon the occurrence of an event of Force Majeure will be determined in the manner set forth in the Omnibus Agreement; provided that (a) any suspension of the obligations of the Parties under this Agreement as a result of an event of Force Majeure shall extend the Term (to the extent so affected) for a period equivalent to the duration of the inability set forth in the Force Majeure Notice, (b) HFRM will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event, and (c) if a Force Majeure event prevents either Party from performing substantially all of its respective obligations under this Agreement relating to a group of assets for a period of more than one (1) year, this Agreement may be terminated as to the affected Refined Products Pipeline(s) or Refined Products Terminal(s) (but not as to unaffected assets) by either Party providing written notice thereof to the other Party. Nothing in this Section 3(b) shall alter the liability of HEP Operating as set forth in the rules and regulations tariffs for the Refined Product Pipelines attached hereto as Exhibit D and Exhibit E.

Section 4.	Agreement to Remain Shipper.

With respect to any Refined Products that are produced at a Refinery and transported in any Refined Product Pipeline or handled at any Refined Product Terminal, HFRM agrees that it will continue its historical commercial practice of owning such Refined Products from such point as such Refined Products leave the Refinery until at least such point as they will not be further transported in a Refined Product Pipeline or handled at a Refined Product Terminal and to continue acting in the capacity of the shipper of any such Refined Products for its own account at all times that such Refined Products are in a Refined Product Pipeline or being handled at the Refined Product Terminals.

Section 5.	Agreement Not to Challenge Tariffs or Terminal Charges.

HFRM agrees to any tariff rate changes for the Refined Product Pipelines determined in accordance with this Agreement. HFRM agrees (a) not to challenge, nor to cause any of its Affiliates to challenge, nor to encourage or recommend to any other Person that it challenge, or voluntarily assist in any way any other Person in challenging, in any forum, interstate or intrastate tariffs (including joint tariffs) of HEP Operating that HEP Operating has filed or may file containing rates, rules or regulations that are in effect at any time during the Term and regulate the transportation of Refined Products, (b) not to protest or file a complaint, nor cause any of its Affiliates to protest or file a complaint, nor encourage or recommend to any other Person that it protest or file a complaint, or voluntarily assist in any way any other Person in protesting or filing a complaint, with respect to regulatory filings that HEP Operating has made or may make at any time during the Term to change interstate or intrastate tariffs (including joint tariffs) for transportation of Refined Products and (c) not to seek, nor cause any of its Affiliates to seek, nor encourage or recommend to any other Person that it seek, or voluntarily assist in any way any other Person in seeking, regulatory review of, or regulatory jurisdiction over, the contractual rates charged at any time during the term of this Agreement by HEP Operating for terminalling services or to challenge, in any forum, such rates or changes to such rates, in each case so long as such tariffs, regulatory filings or rates changed do not conflict with the terms of this Agreement.

Section 6.	Effectiveness and Term.

This Agreement shall be effective as of July 13, 2004 and shall terminate at 12:01 a.m. Dallas, Texas, time on July 1, 2019, unless extended by written mutual agreement of the Parties hereto or as set forth in Section 7 (the “Term”); provided, however, that Section 5 and Section 11 shall survive the termination of this Agreement. The Party(ies) desiring to extend this Agreement pursuant to this Section 6 shall provide prior written notice to the other Parties of its desire to so extend this Agreement; such written notice shall be provided not more than twenty-four (24) months and not less than the later of twelve (12) months prior to the date of termination or ten (10) days after receipt of a written request from the other Party (which request may be delivered no earlier than twelve (12) months prior to the date of termination) to provide any such notice or lose such right.

Section 7.	Right to Enter into a New Agreement.

(a) In the event that HFRM provides prior written notice to HEP Operating of the desire of HFRM to extend this Agreement by written mutual agreement of the Parties, the Parties shall negotiate in good faith to extend this Agreement by written mutual agreement, but, if such negotiations fail to produce a written mutual agreement for extension by a date six months prior to the termination date, then HEP Operating shall have the right to negotiate to enter into one or more pipeline and terminal agreements with one or more third parties to begin after the date of termination, provided that until the end of one year following termination without renewal of this Agreement, HFRM will have the right to enter into a new pipelines and terminals agreement with HEP Operating on commercial terms that substantially match the terms which HEP Operating proposes to enter into an agreement with a third party for similar services with respect to all or a material portion of the Refined Product Pipelines or Refined Product Terminals. In such circumstances, HEP Operating shall give HFRM forty-five (45) days prior written notice of any proposed new pipelines and terminals agreement with a third party, and such notice shall inform HFRM of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and HFRM shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or HFRM shall lose the rights specified by this Section 7(a) with respect to the assets that are the subject of such notice.

(b) In the event that HFRM fails to provide prior written notice to HEP Operating of the desire of HFRM to extend this Agreement by written mutual agreement of the Parties pursuant to Section 6, HEP Operating shall have the right, during the period from the date of HFRM’s failure to provide written notice pursuant to Section 6 to the date of termination of this Agreement, to negotiate to enter into a new pipelines and terminals agreement with a third party, provided however that at any time during the twelve (12) months prior to the expiration of the Term, HFRM will have the right to enter into a new pipelines and terminals agreement with HEP Operating on commercial terms that substantially match the terms upon which HEP Operating proposes to enter into an agreement with a third party for similar services with respect to all or a material portion of the Refined Product Pipelines or Refined Product Terminals. In such circumstances, HEP Operating shall give HFRM forty-five (45) days prior written notice of any proposed new pipelines agreement with a third party, and such notice shall inform HFRM of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and HFRM shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or HFRM shall lose the rights specified by this Section 7(b) with respect to the assets that are the subject of such notice.

Section 8.	Notices.

Any notice or other communication given under this Agreement shall be in writing and shall be provided in the manner, and deemed delivered at the time, set forth in the Omnibus Agreement.

Section 9.	Deficiency Payments.

(a) As soon as practicable following the end of each Contract Quarter under this Agreement, HEP Operating shall deliver to HFRM a written notice (the “Deficiency Notice”) detailing any failure of HFRM to meet any of its obligations under Section 2(a); provided that HFRM’s obligations pursuant to the Minimum Revenue Commitment shall be assessed on a quarterly basis for the purposes of this Section 9. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that HEP Operating believes would have been paid by HFRM to HEP Operating if HFRM had complied with its obligations pursuant to Section 2(a) (the “Deficiency Payment”). HFRM shall pay the Deficiency Payment to HEP Operating upon the later of: (A) ten (10) days after its receipt of the Deficiency Notice and (B) thirty (30) days following the end of the related Contract Quarter.

(b) If HFRM disagrees with the Deficiency Notice, then, following the payment of the Deficiency Payment to HEP Operating, HFRM shall send written notice thereof to HEP Operating and a senior officer of HollyFrontier (on behalf of HFRM) and a senior officer of the Partnership (on behalf of HEP Operating) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. During the 30 day period following the payment of the Deficiency Payment, HFRM shall have access to the working papers of HEP Operating relating to the Deficiency Notice. If such differences are not resolved within thirty (30) days following the payment of the Deficiency Payment, the Parties shall, within forty-five (45) days following the payment of the Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to dispute resolution in accordance with the Omnibus Agreement.

(c) If it is finally determined pursuant to this Section 9 that HFRM is not required to make any or all of the Deficiency Payment (the “Refund”), HEP Operating shall promptly pay to HFRM the Refund, together with interest thereon at the Prime Rate, in immediately available funds.

(d) Deficiency Payments will be credited against any payments owed by HFRM in the following four Contract Quarters in excess of the Minimum Revenue Commitments established by this Agreement for such Calendar Quarters; provided, however, that HFRM will not receive credit for any Deficiency Payment in any of the following four Contract Quarters until they have met the Minimum Revenue Commitment in the succeeding Contract Quarter.

Section 10.	Right of First Refusal.

The Parties acknowledge the right of first refusal of HFRM with respect to the Refined Product Pipelines and Refined Product Terminals provided in the Omnibus Agreement.

Section 11.	Indemnity; Limitation of Damages.

(a) The Parties acknowledge and agree that provisions relating to indemnity and limitation of liability are set forth in the Omnibus Agreement. Notwithstanding anything in this Agreement or the Omnibus Agreement to the contrary and solely for the purpose of determining which of HFRM or HEP Operating shall be liable in a particular circumstance, neither HFRM or HEP Operating shall be liable to the other Party for any loss, damage, injury, judgment, claim, cost, expense or other liability (collectively, “Damages”) suffered or incurred by such Party except to the extent set forth in the Omnibus Agreement and to the extent that HFRM or HEP Operating causes such Damages or owns or operates the assets or other property in question responsible for causing such Damages.

(b) The provisions of this Section 11 shall survive the termination of this Agreement.

Section 12.	Miscellaneous.

(a) Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. Any of the exhibits or schedules to this Agreement may be amended, modified, revised or updated by the Parties if each of the Parties executes an amended, modified, revised or updated exhibit or schedule, as applicable, and attaches it to this Agreement. Such amended, modified, revised or updated exhibits or schedules shall be sequentially numbered (e.g. Exhibit A-1, Exhibit A-2, etc.), dated and appended as an additional exhibit or schedule to this Agreement and shall replace the prior exhibit or schedule, as applicable, in its entirety, except as specified therein. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

(b) Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of HFRM (in the case of any assignment by HEP Operating) or HEP Operating (in the case of any assignment by HFRM), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) HEP Operating may make such an assignment (including a partial pro rata assignment) to an Affiliate of HEP Operating without HFRM’s consent, (ii) HFRM may make such an assignment (including a partial pro rata assignment) to an Affiliate of HFRM without HEP Operating’s consent, (iii) HFRM may, without HEP Operating’s prior written consent, make such an assignment to any Person to which HFRM has sold any of its assets which assets rely on the services provided by HEP Operating under this Agreement if such Person (1) is reasonably capable of performing HFRM’s obligations (or its pro rata portion of such obligations) under this Agreement assigned to such Person, which determination shall be made by HFRM in its reasonable judgment and (2) has agreed in writing to assume the obligations of HFRM assigned to such Person and (iv) HEP Operating may, without HFRM’s prior written consent, make such an assignment to any Person to which HEP Operating has sold any of its transportation, storage or terminalling assets which assets provide services to HFRM under this Agreement if such Person (1) is reasonably capable of performing HEP Operating’s obligations (or its pro rata portion of such obligations) under this Agreement assigned to such Person, which determination shall be made by HEP Operating in its reasonable judgment and (2) has agreed in writing to assume the obligations of HEP Operating assigned to such Person. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. Each Party agrees to require its respective successors, if any, to expressly assume, in a form of agreement reasonably acceptable to the other Party, its obligations under this Agreement. The provisions of this Agreement are enforceable solely by the Parties.

(c) Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

(d) Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

(e) Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

(f) Headings. Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever. All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.

(g) No Novation. This Agreement shall be considered an amendment and restatement of the Restated Pipelines and Terminals Agreement, and the Restated Pipelines and Terminals Agreement is hereby ratified, approved and confirmed in every respect. This Agreement is not intended to constitute a novation of the Restated Pipelines and Terminals Agreement and all of the obligations owing by the Parties under the Restated Pipelines and Terminals Agreement shall continue (and from and after the date of this Agreement, as amended hereby).

Section 13.	Guarantee by HollyFrontier.

(a) Payment Guaranty. HollyFrontier unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HEP Operating the punctual and complete payment in full when due of all amounts due from HFRM under this Agreement (collectively, the “HFRM Payment Obligations”). HollyFrontier agrees that HEP Operating shall be entitled to enforce directly against HollyFrontier any of the HFRM Payment Obligations.

(b) Guaranty Absolute. HollyFrontier hereby guarantees that the HFRM Payment Obligations will be paid strictly in accordance with the terms of this Agreement. The obligations of HollyFrontier under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of HollyFrontier under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(i) any assignment or other transfer of this Agreement or any of the rights thereunder of HEP Operating;

(ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;

(iii) any acceptance by HEP Operating of partial payment or performance from HFRM;

(iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HFRM or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;

(v) any absence of any notice to, or knowledge of, Holly, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of HollyFrontier hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HFRM Payment Obligations or otherwise.

(c) Waiver. HollyFrontier hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HFRM Payment Obligations and any requirement for HEP Operating to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HFRM, any other entity or any collateral.

(d) Subrogation Waiver. HollyFrontier agrees that for so long as there is a current or ongoing default or breach of this Agreement by HFRM, HollyFrontier shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HFRM for any payments made by HollyFrontier under this Section 13, and HollyFrontier hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HFRM during any period of default or breach of this Agreement by any of HFRM until such time as there is no current or ongoing default or breach of this Agreement by HFRM.

(e) Reinstatement. The obligations of HollyFrontier under this Section 13 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HFRM Payment Obligations is rescinded or must otherwise be returned to HFRM or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HFRM or such other entity, or for any other reason, all as though such payment had not been made.

(f) Continuing Guaranty. This Section 13 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the HFRM Payment Obligations, (ii) be binding upon HollyFrontier, its successors and assigns and (iii) inure to the benefit of and be enforceable by HEP Operating and its respective successors, transferees and assigns.

(g) No Duty to Pursue Others. It shall not be necessary for HEP Operating (and HollyFrontier hereby waives any rights which HollyFrontier may have to require HEP Operating), in order to enforce such payment by HollyFrontier, first to (i) institute suit or exhaust its remedies against HFRM or others liable on the HFRM Payment Obligations or any other person, (ii) enforce HEP Operating’s rights against any other guarantors of the HFRM Payment Obligations, (iii) join HFRM or any others liable on the HFRM Payment Obligations in any action seeking to enforce this Section 13, (iv) exhaust any remedies available to HEP Operating against any security which shall ever have been given to secure the HFRM Payment Obligations, or (v) resort to any other means of obtaining payment of the HFRM Payment Obligations.

Section 14.	Guarantee by the Partnership.

(a) Payment and Performance Guaranty. The Partnership unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HFRM the punctual and complete payment in full when due of all amounts due from HEP Operating under this Agreement (collectively, the “HEP Operating Payment Obligations”) and the punctual and complete performance of all other obligations of HEP Operating under this Agreement (collectively, the “HEP Operating Performance Obligations”, together with the HEP Operating Payment Obligations, the “HEP Operating Obligations”). The Partnership agrees that HFRM shall be entitled to enforce directly against the Partnership any of the HEP Operating Obligations.

(b) Guaranty Absolute. The Partnership hereby guarantees that the HEP Operating Payment Obligations will be paid, and the HEP Performance Obligations will be performed, strictly in accordance with the terms of this Agreement. The obligations of the Partnership under this Agreement constitute a present and continuing guaranty of payment and performance, and not of collection or collectability. The liability of the Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(i) any assignment or other transfer of this Agreement or any of the rights thereunder of HFRM;

(ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;

(iii) any acceptance by HFRM of partial payment or performance from HEP Operating;

(iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HEP Operating or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;

(v) any absence of any notice to, or knowledge of, the Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of the Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HEP Operating Obligations or otherwise.

(c) Waiver. The Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HEP Operating Payment Obligations and any requirement for HFRM to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HEP Operating, any other entity or any collateral.

(d) Subrogation Waiver. The Partnership agrees that for so long as there is a current or ongoing default or breach of this Agreement by HEP Operating, the Partnership shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HEP Operating for any payments made by the Partnership under this Section 14, and the Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HEP Operating during any period of default or breach of this Agreement by HEP Operating until such time as there is no current or ongoing default or breach of this Agreement by HEP Operating.

(e) Reinstatement. The obligations of the Partnership under this Section 14 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HEP Operating Payment Obligations is rescinded or must otherwise be returned to HEP Operating or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HEP Operating or such other entity, or for any other reason, all as though such payment had not been made.

(f) Continuing Guaranty. This Section 14 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment and/or performance in full of all of the HEP Operating Payment Obligations, (ii) be binding upon the Partnership and each of its respective successors and assigns and (iii) inure to the benefit of and be enforceable by HFRM and its respective successors, transferees and assigns.

(g) No Duty to Pursue Others. It shall not be necessary for HFRM (and the Partnership hereby waives any rights which the Partnership may have to require HFRM), in order to enforce such payment by the Partnership, first to (i) institute suit or exhaust its remedies against HEP Operating or others liable on the HEP Operating Obligations or any other person, (ii) enforce HFRM’s rights against any other guarantors of the HEP Operating Obligations, (iii) join HEP Operating or any others liable on the HEP Operating Obligations in any action seeking to enforce this Section 14, (iv) exhaust any remedies available to HFRM against any security which shall ever have been given to secure the HEP Operating Obligations, or (v) resort to any other means of obtaining payment of the HEP Operating Obligations.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above to be effective as of the Effective Time.

HEP OPERATING:

Holly Energy Partners-Operating, L.P.

By:	/s/ Michael C. Jennings
Name:	Michael C. Jennings
Title:	Chief Executive Officer

HFRM:

HollyFrontier Refining & Marketing LLC

By:	/s/ George J. Damiris
Name:	George J. Damiris
Title:	Chief Executive Officer and President

[Signature Page 1 of 2 to the Second Amended and Restated Refined Products Pipelines and Refined Products Terminals Agreement]

ACKNOWLEDGED AND AGREED FOR
PURPOSES OF SECTION 9(b) AND SECTION 13:

HOLLYFRONTIER CORPORATION

By:	/s/ George J. Damiris
Name:	George J. Damiris
Title:	Chief Executive Officer and President

ACKNOWLEDGED AND AGREED FOR
PURPOSES of SECTION 9(b) AND SECTION 14:

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P.,
its General Partner

By:	Holly Logistic Services, L.L.C.,
its General Partner

By:	/s/ Michael C. Jennings
Name:	Michael C. Jennings
Title:	Chief Executive Officer

[Signature Page 2 of 2 to the Second Amended and Restated Refined Products Pipelines and Refined Products Terminals Agreement]

SCHEDULE I

MINIMUM REVENUE COMMITMENT

Contract Year	Minimum Revenue Commitment per Contract Quarter
July 13, 2004	$8.85 million
July 1, 2005	$9.171 million
July 1, 2006	$9.616 million
July 1, 2007	$9.906 million
July 1, 2008	$10.289 million
July 1, 2009	$10.937 million
July 1, 2010	$10.937 million
July 1, 2011	$11.400 million
July 1, 2012	$12.079 million
July 1, 2013	$12.313 million
July 1, 2014	$12.466 million
July 1, 2015	$12.706 million
February 22, 2016(1)	$11.706 million

(1)	To be adjusted in accordance with Section 2(a)(ii), commencing July 1, 2016.

SCHEDULE II

ANCILLARY SERVICE FEES

As of February 22, 2016

Effective January 1, 2006, the Parties agree that HFRM will either reimburse HEP Operating for the actual cost of DRA added to HFRM’s Refined Products or provide such DRA at no cost to HEP Operating; provided, however, that effective February 1, 2009, HEP Operating agrees to reimburse HFRM for the cost of DRA furnished by HFRM for use on the South System on a 50/50 basis until each of the Parties expends $250,000 annually, with 100% of the cost over $500,000 annually to be furnished by HFRM. HEP Operating agrees to use its commercially reasonable efforts to minimize the use of DRA and maximize the use of HEP Operating’s existing horsepower; provided, however, that in the event HEP Operating determine that it is not economically advantageous for HEP Operating to operate the South System in a manner that maximizes the use of HEP Operating’s existing horsepower and minimizes the use of DRA, then HEP Operating may use DRA in lieu of horsepower, provided that the cost of such DRA shall be borne solely by HEP Operating and shall not count towards HEP Operating’s share of the cost of DRA stated above.

EXHIBIT A

REFINED PRODUCT PIPELINES

As of February 22, 2016

Origin and Destination	Diameter (inches)	Approximate Length (miles)	Capacity (bpd)
Artesia, NM to El Paso, TX (Hawkins Terminal)	6	156	24,000

Artesia, NM to Orla, TX to El Paso, TX (Hawkins Terminal)	12/8/12/8(4) 12/8(5)	214	106,000(1)

Artesia, NM to El Paso, TX (Magellan El Paso Terminal)	6	140	24,000

Artesia, NM to El Paso TX (Magellan El Paso Terminal)	12	210	110,000

Artesia, NM to Moriarty, NM(2)	12/8	215	45,000(3)

Moriarty, NM to Bloomfield, NM(2)	8	191	(3)

(1)	Includes 17,500 bpd of capacity on the Orla to El Paso segment of this pipeline that is leased to Alon under capacity lease agreements.
(2)	The White Lakes Junction to Moriarty segment of the Artesia to Moriarty pipeline and the Moriarty to Bloomfield pipeline is leased from Mid-America Pipeline Company, LLC under a long-term lease agreement.
(3)	Capacity for this pipeline is reflected in the information for the Artesia to Moriarty pipeline.
(4)	Prior to completion of the El Paso System Expansion.
(5)	After completion of the El Paso System Expansion.

EXHIBIT B

REFINED PRODUCT TERMINALS

As of February 1, 2016

Terminal Location	Storage Capacity (barrels)	Number of Tanks	Supply Source	Mode of Delivery
Moriarty, NM	189,000	9	Pipeline	Truck
Bloomfield, NM	193,000	7	Pipeline	Truck
Tucson, AZ(1)	176,000	9	Pipeline	Truck
Mountain Home, ID(2)	120,000	3	Pipeline	Pipeline
Spokane, WA	333,000	32	Pipeline/Rail	Truck
Artesia facility truck rack	N/A	N/A	Refinery	Truck
Woods Cross facilities	N/A	N/A	Refinery	Truck/Pipeline

Total	2,206,000

(1)	The underlying ground at the Tucson terminal is leased.
(2)	Handles only jet fuel.

EXHIBIT C

FEE SCHEDULE

As of January 1, 2016

1.	HFRM will pay a terminal service fee of $0.375 per barrel for truck rack deliveries and $0.1250 per barrel for pipeline pump-over deliveries at each of the Refined Product Terminals, except that HFRM will pay $0.1381 per barrel for pipeline pump-over deliveries at the El Paso Hawkins Terminal.

2.	HFRM will receive a discount of $0.1151 per barrel for truck rack deliveries at the Moriarty, New Mexico terminal that exceed the Monthly Average Base Volume.

3.	HFRM will pay a service fee of $0.3124 per barrel for truck rack deliveries for facilities located within the Refineries.

4.	HFRM will pay a handling fee of $0.6559 per barrel for the movement of isobutane, propane and normal butane within any of the Refined Product Terminals.

5.	HFRM will pay a fee for lubricity additive injections to diesel fuel products, gasoline additive injections, red dye additive injections to diesel fuel products and ethanol injections made at the Refined Product Terminals. The fees for such injections, as well as the party responsible for supplying such additives, are set forth in the chart attached hereto as Exhibit C-1. The Parties agree and understand that the fees set forth on Exhibit C-1 are subject to change based on changes in cost of such additives.

6.	HFRM will supply, at its sole cost and expense, all clay and/or clay filters used in the clay filtration systems at the El Paso Hawkins Terminal.

7.	Each of the service fees listed on this Exhibit C, except for the Tucson terminal, will adjust at the beginning of each Contract Year by a percentage equal to the percentage change in the service fee in effect at the end of each of the two preceding Contract Years in the index comprised of comparable fees posted by Kinder Morgan at its Phoenix, Tucson and Las Vegas terminals; provided, however, that no adjustment shall be made which would result in a decrease in any service fee.

8.	For the Tucson terminal, beginning on April 4, 2008 and continuing until March 31, 2018, HFRM shall pay an annual fee of $37,149 for the exclusive use of the Tucson terminal facility and a $0.4025 per barrel terminal fee. Beginning July 1, 2009, both fees shall be increased on the first day of each Contract Year by the PPI. HFRM shall have the right to renew the exclusive use of the Tucson terminal for ten (10) years by providing written notice to HEP Operating of its intent to renew by no later than September 30, 2017, and the rates for the extended term shall be similarly increased on the first day of each Contract Year as specified above.

EXHIBIT C-1

SCHEDULE OF ADDITIVE FEES

Terminal Name		Red Dye Additive Inj Fee? per bbl	Gasoline Additive Inj Fee? per bbl	Lubricity Additive Inj Fee? per bbl	Ethanol Injection Fee?	HOC Supplies Red Dye	HOC Supplies Gasoline Additive	HOC Supplies Lubricity Additive
El Paso Hawkins Terminal	NRC-shipper	No	No	$0.1691	No	Yes	Yes	No
Artesia Rack	NRC-shipper	$0.2416	No	No	No	No	Yes	Yes
Tucson Terminal	NRC-shipper	$0.0337	$0.0474	$0.0585	$0.0474	No	Yes	No
Moriarty Terminal	NRC-shipper	No	No	$0.0581	No	Yes	Yes	Yes
Bloomfield Terminal	NRC-shipper	No	No	Inactive	No	Yes	Yes	Yes
Spokane Terminal	HRM-shipper	$0.0301	$0.0409	$0.1691	No	No	No	No
Woods Cross Terminal	HRM-shipper	$0.0581	No	0.0581	No	Yes	No	No
Burley Terminal	HRM-shipper	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Boise Terminal	HRM-shipper	N/A	N/A	N/A	N/A	N/A	N/A	N/A

EXHIBIT D

RULES AND REGULATIONS TARIFFS (INTERSTATE)

As of December 1, 2009

Holly Energy Partners – Operating, L.P. F.E.R.C. No. 53.1.0

Holly Energy Partners – Operating, L.P. F.E.R.C. No. 56.6.0

Holly Energy Partners – Operating, L.P. New Mexico P.R.C No. 42

Holly Energy Partners – Operating, L.P. New Mexico P.R.C No. 59.1.0

EXHIBIT E

FACILITY EXPANSIONS AND MODIFICATIONS

As of February 22, 2016

1.	El Paso System Expansion.

(a) As of February 22, 2016, HEP Operating agrees to further expand the South System by (i) funding, constructing, owning and operating approximately 7 miles of new 12” Refined Products Pipeline from a point on the existing 8/12” Refined Products Pipeline to the property line of the Magellan El Paso Terminal, (ii) expanding the capacity of the Existing 8/12” Refined Products Pipeline to an instantaneous capacity of 98,000 bpd from Artesia, NM to the Magellan El Paso Terminal, (iii) adding approximately 1 mile of 6” Refined Products Pipeline from a point on the existing 6” Refined Products Pipeline to the Magellan El Paso Terminal, and (iv) causing such new extensions to be connected to the Magellan El Paso Terminal and the operator of the Magellan El Paso Terminal to share operational data with HEP Operating for the operation of such new connections (together with all related modifications, the “El Paso System Expansion”).

(b) HEP Operating agrees to incur all costs reasonably necessary to effectuate the El Paso System Expansion.

(c) HEP Operating shall carry out the El Paso System Expansion as expeditiously as reasonably possible so that the project will be completed and operational not later than September 1, 2017.